Exhibit 10.2

CHANGE OF CONTROL AGREEMENT

CHANGE OF CONTROL AGREEMENT (this “Agreement”) by and between Gevo, Inc., a Delaware corporation (the “Company”), and Geoffrey T. Williams, Jr. (the “Key Employee”), dated as of the 18th day of February 2016 (the “Effective Date”).

RECITAL

The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Key Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.  The Board believes it is imperative to diminish the inevitable distraction of the Key Employee by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Key Employee’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Key Employee with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Key Employee will be satisfied and which are competitive with those of other corporations.  Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

AGREEMENT

NOW, THEREFORE, it is hereby agreed as follows:

1.Definitions. Unless the context or definitions elsewhere in this Agreement clearly indicate otherwise, the terms below shall be defined as follows:

a.“Change of Control” means the occurrence of any of the following:

(i)the sale, lease, transfer, conveyance or other  disposition  (other  than  by way of merger or consolidation, but not including any underwritten  public  offering  registered under the Securities Act of 1933 ("Public Offering") or any offering  of  securities  under  Rule  144A promulgated under  the  Securities Act  of  1933 ("Rule  144A Offering")) in  one or a series  of related transactions of all or substantially all of the assets of the Company taken as a whole to  any individual, corporation, limited liability company, partnership, or other entity (each, a  "Person") or group of Persons acting together (each a "Group")  (other  than  any  of  the  Company's wholly-owned  subsidiaries or any Company  employee pension  or benefits plan); or

(ii)the consummation of any transactions (including any stock  or  asset purchase, sale, acquisition, disposition, merger,  consolidation  or  reorganization, but not including any Public Offering or Rule 144A Offering) the result of which is that any Person or Group (other than any of the Company's  wholly-owned subsidiaries,  any  underwriter  temporarily holding securities pursuant to a Public Offering or any Company  employee  pension or benefits plan), becomes the beneficial owners of more than forty percent  (40%) of the  aggregate voting power of all classes of stock of the Company having the right to elect directors under  ordinary circumstances.

b. “Code” means the Internal Revenue Code of 1986, as it may be amended or revised from time to time.

c.“Date of Termination” means the date Key Employee terminates employment with the Company.

2.Term.  The term of this Agreement shall extend from the Effective Date hereof until the sooner of (a) the Key Employee’s Date of Termination; or (b) the date on which the parties mutually agree in writing to terminate this Agreement (the “Term”).

3.Payments Upon Change of Control.

a.Change of Control Payment. In the event of a Change of Control of the Company during the Term while the Key Employee remains employed by the Company, the Company shall pay to the Key Employee, concurrently with the consummation of such Change of Control, a lump sum amount, in cash, equal to one (1) times the sum of (A) the Key Employee’s annual base salary (determined as the Key Employee’s latest annual base salary during the Term prior to the Change of Control) and (B) the Key Employee’s annual cash bonus (determined as one hundred percent (100%) of the Key Employee’s eligible target cash bonus during the Term prior to the Change of Control) (the "Change of Control Payment").  The date on which the Key Employee becomes entitled to receive the Change of Control Payment under this Section 3(a) shall be referred to herein as the "Change of Control Payment Date."

b.Effect of Termination of Employment.  If the Key Employee’s employment with the Company is terminated on the Change of Control Payment Date or within ninety (90) days thereof, then the Key Employee shall be entitled to receive the amounts due pursuant to Section 3(a).  In addition, the Company shall provide the Key Employee (and his family members) with 6 months  of paid COBRA coverage for any Company sponsored group health plan (excluding any flexible spending account) in which the Key Employee is enrolled at the time of Key Employee’s termination of employment (provided, however, that if doing so would result in adverse tax consequences (e.g., under Code Section 105(h)), the Company shall  instead pay Key Employee an amount equal to one month of COBRA continuation premiums with respect to each such group health plan on the first day of each of the first 6 months following Key Employee’s termination of employment).

c.Acceleration of Equity Awards Upon Change of Control.  If the Key Employee becomes entitled to the Change of Control Payment, then on the Change of Control Payment Date, the Company shall vest all of the Key Employee’s unvested stock options and other equity awards (if any) outstanding on the Change of Control Payment Date, regardless of when such options or equity awards were granted.

d.409A Payment and Ordering Rules. Payments under this Section 3 are intended to qualify to the maximum extent possible as “short-term deferrals” exempt from the application of Code Section 409A.  Any payments that do not so qualify are intended to qualify for the Code Section 409A exemption set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii) (which exempts from Code Section 409A certain payments made upon an “involuntary separation from service”).  To the extent that payments made pursuant to this Section 3 are made upon an “involuntary separation from service” but exceed the exemption threshold set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii), the exemption will first be applied to any continued health and welfare benefits payable under this Section 3 (to the extent such benefits are subject to Code Section 409A and are payable within six (6) months from the Key Employee’s “separation from service,” as defined for purposes of Code Section 409A (the “Delayed Payment Date”)) and thereafter to the cash payments that are payable closest in time to the Date of Termination, until the exemption has been applied in full.  Any payments under this Section 3 that are not exempted from Code Section 409A and that are payable prior to the Delayed Payment Date shall be withheld by the Company and paid to Key Employee on the Delayed Payment Date or as soon thereafter as is administratively feasible.  For purposes of this Section 3(d), any payment or benefit to be made in installments or periodically shall be deemed a series of separate payments pursuant to Treasury Regulation Section 1.409A-2(b)(2)(iii). Nothing in this Section 3(d) shall prohibit the Company and Key Employee from making use of any other Code Section 409A exemption that may be applicable to a payment or benefit hereunder.

4.Non-Exclusivity of Rights. Excepted as specifically provided otherwise herein, nothing in this Agreement shall prevent or limit Key Employee’s continuing or future participation in any plan, program, practice, or policy provided by the Company for which Key Employee is qualified or may qualify, nor shall anything in this Agreement limit or otherwise affect such rights as Key Employee may have under any employee equity incentive, 401(k) plan, deferred compensation plan, health or life insurance plans, or other employee benefit plan of the Company. Except as explicitly modified by this Agreement, benefits which are vested or which Key Employee is otherwise entitled to receive under any plan, policy, practice, or program, or pursuant to any contract or agreement with the Company shall be payable in accordance with such plan, policy, practice, program, contract, or agreement.

5.Full Settlement.  Except as specifically provided otherwise herein, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense, or other claim, right, or action which the Company may have against Key Employee or others, unless such setoff or claim is based upon the fraud or intentional wrongdoing of Key Employee. In no event shall Key Employee be obligated to seek other employment or to take any other action by way of mitigation of the amounts payable to Key Employee under any of the provisions of this Agreement, and, except as specifically provided otherwise herein, such amounts shall not be affected by whether or not Key Employee obtains other employment.

6.Confidential Information; Non-Solicitation; Non-Disparagement.

a.Confidential Information.  Except as expressly authorized by the Board, during the term of this agreement or at any time thereafter, Key Employee shall not divulge, furnish, make accessible to anyone, lay claim to, attempt to lay claim to or use, or attempt to use, in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of the Company or its subsidiaries (collectively the “Gevo Parties”) that Key Employee has acquired or become acquainted with or will acquire or become acquainted with during the period of Key Employee’s employment by the Company, whether developed by himself or by others, concerning any pricing information, trade secrets, confidential or business plans or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Gevo Parties, any customer or dealer lists of the Gevo Parties, any confidential or secret development of the Gevo Parties, or any other confidential information or secret aspects of the business of the Gevo Parties (collectively, “Confidential Information”).  Key Employee acknowledges that the Confidential Information constitutes a unique and valuable asset of the Gevo Parties and represents a substantial investment of time and expense by the Gevo Parties, and that any disclosure or other use of the Confidential Information other than for the sole benefit of the Gevo Parties would be wrongful and would cause irreparable harm to the Gevo Parties.  Both during and after the term of this Agreement, Key Employee shall refrain from any acts or omissions that would reduce the value of the Confidential Information.  The foregoing obligations of confidentiality shall not apply to any knowledge or information (i) that is now published or that subsequently becomes generally publicly known in the form in which it was obtained from the Gevo Parties, other than as a direct or indirect result of the breach of this Agreement by Key Employee; or (ii) is lawfully obtained by Key Employee from a third party, provided that Key Employee did not have actual knowledge that such third party was restricted or prohibited from disclosing such information to Key Employee.  At the time of the termination of Key Employee’s employment, or at such other time as the Company may request, Key Employee shall return all memoranda, notes, plans, records, computer tapes and software and other documents and data (and copies thereof) relating to Confidential Information that Key Employee may then possess or have under his or her control.

b.Non-Solicitation:  In his capacity as an employee, Key Employee has met with and will continue to meet with the Gevo Parties’ current or prospective customers, suppliers, partners, licensees or other business relations (collectively, “Business Relations”) on behalf of the Gevo Parties, and, as a consequence of using or associating himself with the Gevo Parties’ name, goodwill, and professional reputation, Key Employee has been placed in a position where he can develop personal and professional relationships with the Gevo Parties’ current and prospective customers.  In addition, during the course and as a result of Key Employee’s employment, Key Employee has been or may be provided certain specialized training or know-how.  Key Employee acknowledges that this goodwill and reputation, as well as Key Employee’s knowledge of Confidential Information and specialized training and know-how, could be used unfairly in competition against the Gevo Parties.  Accordingly, in consideration of the employment of Key Employee by the Company and the provision to Key Employee of this Agreement, Key Employee agrees that during the time period commencing on the date hereof and terminating on the date that is one (1) year after the Date of Termination, Key Employee shall not directly or indirectly through another entity or person (i) induce or attempt to induce any employee of the Gevo Parties to leave the employ of the Gevo Parties, (ii) hire any person who was employed by the Gevo Parties at any time during the one-year period immediately preceding the Date of Termination, or (iii) induce or attempt to induce any current or prospective Business Relation of the Gevo Parties (including, without limitation, any business entity that the Gevo Parties have contacted in order to make a proposal to enter into a business relationship) to withdraw, curtail or cease doing business with the Gevo Parties.

c.Non-Disparagement.  Key Employee will refrain from making statements that criticize, disparage or ridicule the Gevo Parties (which, for purposes of this Section 6(c), shall include their directors, agents, officers, employees, members, or assigns) or that are detrimental to the reputation or image of any Gevo Party.  Key Employee agrees that if Key Employee receives an inquiry from a third party that seeks to elicit an opinion of Key Employee regarding any Gevo Party, Key Employee shall respond by stating that there is no existing relationship between Key Employee and such Gevo Party and that Key Employee is unable to comment further.  Such statements (or words to that effect) shall not constitute a statement that criticizes, disparages or ridicules any Gevo Party or that is detrimental to the reputation or image of any Gevo Party. Key Employee shall reasonably cooperate with any reasonable requests, from the Company or a party negotiating with the Company, for information concerning the Company in connection with any transaction or proposed transaction involving the Company with respect to which the Board requests Key Employee’s cooperation, and shall, in the course of such cooperation, make no statement and take no action that could reasonably be viewed as intending to impede or discourage the transaction or proposed transaction.  Key Employee agrees and acknowledges that the foregoing provisions of this Section 6(c) are reasonably designed to carry out the purposes of this Agreement, and do not constitute an unreasonable or overly broad limitation on Key Employee’s speech or action.

d.Third-Party Beneficiaries:  The provisions of this Section 6 may be enforced by any of the Gevo Parties, and the protections afforded herein shall inure to each such Gevo Party as an intended third-party beneficiary.

e.Severability:  To the extent that any provision of Section 6 shall be determined to be invalid or unenforceable, the invalid or unenforceable portion of such provision shall be deleted from this Agreement, and the validity and enforceability of the remainder of such provision and of this Section 6(e) shall be unaffected.  In furtherance of and not in limitation of the foregoing, should the duration of, or activities covered by the non-solicitation agreement contained in Section 6(b) be determined to be in excess of that which is valid or enforceable under applicable law, then such provision shall be construed to cover only that duration, extent, or those activities which may validly or enforceably be covered. Key Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Section 6(e) shall be construed in a manner which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

f.Injunctive Relief:  Key Employee agrees that it would be difficult to compensate the Gevo Parties fully for damages for any violation of the provisions of this Section 6.  Accordingly, Key Employee specifically agrees that the Gevo Parties shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Section 6(f) and that such relief may be granted without the necessity of proving actual damages.  This provision with respect to injunctive relief shall not, however, diminish the right of the Gevo Parties to claim and recover damages in addition to injunctive relief.

7.Successors and Assignment. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and permitted assigns and any such successor or permitted assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes.  As used herein, "successor" and "assignee" shall be limited to any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, reorganization, or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise in connection with any sale of all or substantially all of the assets of the Company, provided that any successor or permitted assignee promptly assumes in a writing delivered to Key Employee this Agreement and, in no event, shall any such succession or assignment release the Company from its obligations thereunder.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

8. 409A Savings Clause:  The parties intend that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code, and the provisions of this Agreement shall be construed and administered in accordance with such intent. To the extent such potential payments or benefits could become subject to Code Section 409A, the parties shall cooperate to amend this Agreement with the goal of giving Key Employee the economic benefits described herein in a manner that does not result in such tax being imposed.  If the parties are unable to agree on a mutually acceptable amendment, the Company may, without Key Employee’s consent and in such manner as it deems appropriate or desirable, amend or modify this Agreement or delay the payment of any amounts hereunder to the minimum extent necessary to meet the requirements of Code Section 409A.

9.Miscellaneous.

a.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

b.Amendment. Except as provided in Section 8, above, this Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

c.Notices. All notices and other communications under this Agreement shall be in writing and shall be given to the other party by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Key Employee:	To the most recent home address on file with the Company.
If to the Employer:	Gevo, Inc. Attn: Chief Financial Officer 345 Inverness Drive South, Building C, Suite 310
Englewood, CO 80112

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

d.Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement and the remaining provisions shall be enforced to the fullest extent permitted by law.

e.Withholding Tax. The Company may withhold from any amounts payable under this Agreement such federal, state, and local taxes as shall be required to be withheld pursuant to applicable law or regulation.

f.No Waiver. Key Employee’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Key Employee or the Company may have under this Agreement shall not be deemed to be a waiver of any other provision or right of this Agreement.

g.At-Will Employment. Key Employee and the Company each acknowledge that the employment of Key Employee by the Company is “at will,” and Key Employee’s employment may be terminated at any time and without notice by either Key Employee or by the Company for any reason or for no reason.

h.Other Agreements.  This Agreement sets forth the entire understanding of the parties with regard to the subject matter hereto and the parties agree that the payments and benefits provided herein shall be the sole change in control benefits to be provided to Key Employee.  For avoidance of doubt, Key Employee understands and agrees that the terms of this Agreement shall supersede the terms of any prior agreement or understanding between the parties concerning the subject matter hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Date:	May 4, 2016	/s/ Geoffrey T. Williams, Jr.
Geoffrey T. Williams, Jr.
GEVO, INC., a Delaware corporation
Date:	May 4, 2016	By:	/s/ Patrick R. Gruber
Name: Patrick R. Gruber Title: Chief Executive Officer

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